EXHIBIT 99.1

Adaptive Medias Announces Free Content Storage on Media Graph Ad-Tech Platform

Publishers and Producers Can Take Advantage of Media Graph's Ability to Centralize Content, Track Revenue in Single Solution Platform

IRVINE, Calif., Aug. 28, 2015 (GLOBE NEWSWIRE) -- Adaptive Medias, Inc. (OTCQB:ADTM), a video technology company that supports publishers, content producers and brand advertisers, today announced that it is offering free storage for publishers and content producers on its Media Graph ad-tech platform.

The digital media industry is extremely fragmented today, which means publishers and content producers face the challenge of managing multiple monetization relationships without a central content hub to track revenue and record analytics. Through Media Graph, publishers and content producers can store and centralize all their video content, which can be easily tracked across any screen and device.

"Adaptive Medias is uniquely positioned to help all digital video stakeholders navigate the evolving world of digital media and content monetization across video and mobile," said Sal Aziz, GM of Platform for Adaptive Medias. "We encourage producers and publishers to take advantage of Media Graph's free storage and also take advantage of its other capabilities, such as our mobile-first digital video player, advertising, and premium content, so they can focus on growing their revenue streams instead of juggling multiple vendors to manage their video goals."

Adaptive Medias is firmly positioned within one of the fastest-growing markets in the digital industry, and the Media Graph platform sits at the nexus of digital advertising and content monetization for the video and mobile sectors. The market for opportunity is significant, with the global mobile advertising market expected to surpass $100 billion in spending in 2016, accounting for more than 50% of all digital ad spend.

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (OTCQB:ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The company's comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visit www.adaptivem.com. Follow the Company on Twitter @adaptive_m.

SAFE HARBOR STATEMENT

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

CONTACT: Investor Contact:
         Max Pashman
         mpashman@irpartnersinc.com
         Phone: 818-280-6800